FOR IMMEDIATE RELEASE
Contact:	Trudy M. Self Self & Associates (909) 336-5685

ADVANCED MEDICAL INSTITUTE INC.’S SALES TOP US$1 MILLION FOR WEEK OF JULY 17 THROUGH 23

Sydney, Australia—July 26, 2006 — Gross sales for AVMD’s wholly owned operating subsidiary, Advanced Medical Institute Pty Limited ("AMI Australia") exceeded US$1 million (A$1,337,494) for the week of July 17-23 it was announced today by the management of Advanced Medical Institute Inc (AVMD.PK), a leading provider of treatment for erectile dysfunction (ED) and treatment for premature ejaculation (PE) in Australia. This is the first time total weekly sales, a combination of current and forward revenue, for AMI Australia have topped the US million dollar mark, and are above AMI Australia's average weekly sales for the financial year ended June 30, 2006.

Forward or unearned sales are reported as deferred income when sales contracts are executed and such sales contracts exceed three months. Costs associated with these contracts, including the delivery of three months medication to patients on signing, are expensed as they occur. Deferred income from these contracts is amortized on a straight-line basis over the term of the contracts, often one year.

“We are delighted to have achieved this milestone in our development,” said Dr. Jack Vaisman, Chief Executive Officer, President and Chairman of the Board of Directors of AVMD. “This is the first time sales have exceeded US$1 million in a single week for our AMI Australia subsidiary, although we have continued to experience strong growth over the past two quarters. We have continued to focus and refine our entire sales and management strategy and operations and these results reflect the hard work and commitment of each member of our management team and staff, particularly Tony Khan, AMI Australia's Chief Operating Officer, and Dilip Shrestha, AMI Australia's Chief Financial Officer,” he continued. “While we recognize that sales do not grow constantly and may not reach these levels on a consistent basis, we now have established a level to shoot for and exceed,” Vaisman added.

“We are in the process of finalizing our audit for the financial year ended June 30, 2006 and early indications are that the full year results will be a record. We expect to complete the audit during August,” Vaisman said. “We are also actively pursuing a listing for our Company’s stock on a larger, major stock exchange. We currently trade on the OTC pink sheets and have determined that given our growth and opportunities we need to trade on a more recognized market in order for our stock to be more readily available to investors and easier to trade,” he continued.

For additional information about AVMD please see the Company’s website at http://www.avmd.com.au or contact Trudy Self at (909) 336-5685.

About the Company

Advanced Medical Institute Inc., (AVMD.OTC), headquartered in Sydney, Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation. The Company operates 22 treatment clinics in Australia and New Zealand, a centralized call center in Australia, has more than 220 employees, including 51 medical personnel, and since its inception has provided treatment to more than 300,000 patients. AMI Australia and its predecessor company began treating ED and PE patients successfully 6 years prior to the launch of Viagra, in 1999, in Australia.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

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